Exhibit (d)

FORM OF
ASSIGNEE’S NOTICE OF ASSIGNMENT AND ASSUMPTION, AND
INDEMNITY AGREEMENT – TENDER OFFER

THIS NOTICE OF ASSIGNMENT AND ASSUMPTION, AND INDEMNITY AGREEMENT (this “Notice and Indemnity Agreement”) is entered into this _______ day of ___________, 2020 (the “Commencement Date”), by and among: (i) CFunds Life Settlement, LLC, a Delaware limited liability company (“Assignee”); and (ii) the Life Partners Position Holder Trust, a trust organized under the laws of the State of Texas (the “Trust”) and the Life Partners IRA Holder Partnership, LLC, a Texas limited liability company (the “Partnership” and together with the Trust, the “Successor Entities”).

WHEREAS, THE REVISED THIRD AMENDED JOINT PLAN OF REORGANIZATION OF LIFE PARTNERS HOLDINGS, INC., ET AL. Case No. 15-40289-RFN-11, dated as of October 27, 2016 (the “Plan”), which was confirmed by the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division on November 1, 2016, and became effective on December 9, 2016;

WHEREAS, as of the date hereof, Michael J. Quilling is duly appointed, and is duly acting, as the trustee of the Trust (the “Trustee”) and the manager of the Partnership (the “Manager”);

WHEREAS, the Trust is governed by the Trust Agreement for the Trust (the “Trust Agreement”); and the Partnership is governed by the Company Agreement of the Partnership, (together with the Trust Agreement, the “Successor Entity Agreements”), each effective as of December 9, 2016;

WHEREAS, Assignee is commencing tender offers (the “Tender Offers”) for position holder trust interests of the Trust (the “Trust Interests”) and IRA partnership interests of the Partnership (the “Partnership Interests”), as further described in that certain Schedule TO (together with all exhibits thereto, the “Schedule TO”) filed by Assignee with the Securities and Exchange Commission on the Commencement Date;

WHEREAS, those security holders (each an “Assignor” and collectively the “Assignors”) desiring to tender their Trust Interests and/or their Partnership Interests (the “Tendered Securities”) have been or will be identified, together with the Tendered Securities being tendered, in the forms of assignment (the “Assignment Forms”), to be delivered to the appropriate Successor Entities, with the intent to assign, transfer and convey to the Assignee: (i) the Tendered Securities as of the Effective Date, as defined below, plus (ii) any right to receive dividends or any other distributions and remittances made or declared by the Successor Entities in respect of the Tendered Securities (collectively “Post-Closing Dividends”) with a record date on or after the date of consummation (the “Closing Date”) of the Tender Offers (collectively, the “Assignment”);

WHEREAS, Assignee will accept for payment the Tendered Securities validly tendered and not withdrawn as of the expiration date of the Tender Offers, subject to the terms and conditions of the offer to purchase and the other documents filed as exhibits to the Schedule TO;

WHEREAS, to the extent that any premiums, fees, and catch-up payments are owed in respect of any of the Tendered Securities to the respective Successor Entities or their respective servicing agents (collectively, “Premiums”), Assignee will deduct such Premiums from the amount of the consideration paid to the holders of the Tendered Securities and pay over such amounts to the respective Successor Entities, thereby discharging the obligation to pay such Premiums on behalf of such holders.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.       Effective Date. This Notice and Indemnity Agreement is delivered as of the Commencement Date; provided, however, that the parties acknowledge that the Successor Entities shall recognize and record the assignment of Tendered Securities, if any, only effective as of the first June 30th or December 31st immediately following the Closing Date (the “Effective Date”); provided further that Successor Entities shall recognize the ancillary assignment of the right to receive Post-Closing Dividends.

2.       Notification of Assignment. Assignee hereby confirms that as of the Closing Date, each Assignor of Tendered Securities, pursuant to its respective Assignment Form, will assign, transfer and convey the corresponding Tendered Securities to Assignee, and Assignee agrees, pursuant to this Notice and Indemnity Agreement, to assume and to perform, pay or discharge, when due, all liabilities, obligations and commitments arising out of, resulting from, or relating to the Tendered Securities, to be performed on or after the Closing Date.

3.       Recordation of Transfer; Payment of Premiums.

(a)	On the Closing Date, Assignee will inform the Successor Entities of the number of Tendered Securities of the respective Successor Entities to be assigned to it.
(b)	Assignee requests that, the appropriate Successor Entity record the Assignment on its books and records, show the Assignee as the Tendered Securities’ record owner and direct all future correspondence and remittances to Assignee as set forth below:

CFunds Life Settlement, LLC c/o Contrarian Funds, L.L.C.
411 West Putnam Ave., Suite 425
Greenwich, Connecticut 06830
Telephone: (203) 862-8200
Fax: (203) 629-1977
Attn: Jennifer Diagonale

(c)	Effective as of the Effective Date, the appropriate Successor Entity shall record the Assignee as the record owner of the Tendered Securities, and shall recognize Assignee as the record owner of such Tendered Securities for all purposes; provided that the appropriate Successor Entity shall recognize the ancillary assignment of the right to receive Post-Closing Dividends and shall remit to Assignee all such Post-Closing Dividends.
(d)	On, or as promptly as practicable following the Closing Date, Assignee will cause to be paid over to the respective Successor Entities, or to any servicing agent as may be designated by the respective Successor Entities, the Premiums payable by holders of the Tendered Securities, to the extent such Premiums are deducted from the offer consideration payable to such holders in accordance with the Schedule TO, and to the extent of such payment the respective Successor Entities will promptly record on its books and records the discharge of the holder of such Tendered Securities of the obligation to pay such Premiums.

4.       Representations and Warranties.

(I)       Assignee represents and warrants to the Successor Entities, as to itself only, that the following statements are true and accurate:

(a)	Protected Purchaser. Effective upon the recordation by the appropriate Successor Entity of the ownership of the respective Tendered Securities by Assignee on the books and records of such Successor Entity, Assignee shall become a protected purchaser of such Tendered Securities, free and clear of any adverse claim (as the terms “protected purchaser” and “adverse claim” are defined in the Uniform Commercial Code in effect on the Closing Date in the State of Texas).
(b)	Authority. Assignee has full power and authority to enter into this Notice and Indemnity Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby to be consummated by Assignee. This Notice and Indemnity Agreement and the other transaction documents which Assignee has executed and delivered to the Successor Entities in connection with the Tender Offers have been duly executed and delivered by Assignee and, constitute Assignee’s legal, valid and binding obligations, enforceable against it in accordance with their terms. The execution and delivery thereof by Assignee has been duly authorized, and no other proceedings (corporate or otherwise) on the part of Assignee is necessary with respect thereto.
(c)	Plan. Assignee acknowledges that the Successor Entity Agreements, together with the Plan and the Plan Documents, govern the Tendered Securities.
(d)	No Material Non-Public Information. To the knowledge of Assignee, none of the information received by Assignee from the Successor Entities, the Servicing Company, or any affiliate of any of them, and not disclosed in filings made by the Successor Entities with the Securities and Exchange Commission (the “Successor Entity SEC Filings”) or in the Schedule TO or the Successor Entity Tender Offer Disclosure (as hereafter defined), constitutes material non-public information, within the meaning of the federal securities laws. Assignee has relied solely upon information available in the Successor Entity SEC Filings, the Successor Entity Tender Offer Disclosure, the Disclosure Statement, the Plan, the Plan Documents and any independent investigations made by the Assignee.
(e)	Investment Purpose. Assignee will be acquiring the Tendered Securities for Assignee’s own account and not for the account of any other person, for investment purposes only and not with a view to distribute or resell the Tendered Securities in whole or in part.
(f)	W-9. Attached hereto is a true and correct copy of Assignee’s W-9.
(g)	Legal Opinion. All representations of fact in respect of Assignee contained in the opinion of counsel submitted to the Successor Entities, the form of which is attached to this Notice and Indemnity Agreement, are true and correct.
(h)	Compliance. Assignee’s execution, delivery and performance of its obligations under this Notice and Indemnity Agreement do not violate any applicable federal or, to its knowledge, state laws. The Tender Offers comply with all applicable federal laws and regulations, and, to Assignee’s knowledge, applicable state laws.

(i)	No Advice. Neither the Successor Entities nor any SE Indemnitee (as hereafter defined) has given Assignee any advice or counsel regarding the Assignment, including without limitation, advice or counsel regarding the tax consequences of the Assignment, the validity of the Assignment, the suitability of the Tendered Securities as investments and the Assignments’ compliance with any applicable law.
(j)	No Reliance. Other than as contained in the Successor Entity SEC Filings and Successor Entity Tender Offer Disclosure, Assignee has not relied upon any statements, representations, or other information, written or oral, from the Successor Entities or any SE Indemnitee in connection with the Assignment or this Notice and Indemnity Agreement.
(k)	Consideration. The recognition and recordation by the appropriate Successor Entity of the Assignment, as provided in Section 3, is adequate and sufficient consideration for Assignee’s obligations hereunder.

(II)       The Successor Entities represent and warrant to Assignee that the following statements are true and accurate:

(a)	Authority. The Successor Entities have full power and authority to enter into this Notice and Indemnity Agreement, to carry out their obligations hereunder, and to consummate the transactions contemplated hereby to be consummated by the Successor Entities. This Notice and Indemnity Agreement has been duly executed and delivered by the Successor Entities and constitutes the Successor Entities’ legal, valid and binding obligations, enforceable against them in accordance with its terms. The execution and delivery of this Notice and Indemnity Agreement have been duly authorized by the Successor Entities, and no other proceedings (corporate or otherwise) on the part of the Successor Entities are necessary with respect thereto.
(b)	No Material Non-Public Information. To the knowledge of the Successor Entities, none of the information received by Assignee from the Successor Entities, the Servicing Company, or any affiliate of any of them, and not disclosed in filings made by the Successor Entities in the Successor Entity SEC Filings or in the Schedule TO or the Successor Entity Tender Offer Disclosure, constitutes material non-public information, within the meaning of the federal securities laws.

5.       Assignee’s Covenants.

Assignee covenants to the Successor Entities as follows:

(a)	Assignee hereby confirms that it: (i) has received a copy of the Plan and Plan Documents; (ii) has read and understood the Plan and Plan Documents; (iii) agrees to assume the Tendered Securities subject to the Plan and Plan Documents and subject to any restrictions, covenants, or limitations imposed thereby, including without limitation any transfer restrictions the Plan and Plan Documents impose on said securities; and (iv) agrees to be bound by the Plan and Plan Documents and adhere to their terms and conditions, as such may apply to Assignee or the Tendered Securities.

(b)	Assignee agrees that the Tendered Securities may not be transferred, sold, assigned, pledged or otherwise disposed of except pursuant to the terms of the Plan and Plan Documents, and may not be transferred, sold, assigned, pledged or otherwise disposed of for a period of one (1) year from the Effective Date, except to an Affiliate of Assignee.
(c)	Assignee and its owners covenant not to participate in a Change of Control Transaction for a period of one (1) year from the Effective Date. For purposes of this subsection, a “Change of Control Transaction” means the sale of all or substantially all the assets of an entity; any merger, consolidation or acquisition of an entity with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting interests of an entity in one (1) or more related transactions, except in each case to or with an Affiliate of such entity.
(d)	Assignee agrees that neither the Successor Entities nor the Servicing Company is obligated to file any registration statement relating to the Securities pursuant to the Securities Act of 1933, as amended, or any state securities law or facilitate any sale or other assignment of the Tendered Securities.
(e)	Assignee agrees that Assignee may not (i) list the Tendered Securities on any securities market, exchange or interdealer quotation system (or substantial equivalent thereof), (ii) take any action, directly or indirectly, to develop a trading market for the Tendered Securities, (iii) act as a broker or dealer with respect to the Tendered Securities, (iv) accept any commission or other compensation in connection with any trading activities relating to the Tendered Securities, (v) collect and disseminate any information in connection with any trading activities relating to the Tendered Securities, or (vi) otherwise facilitate any trading activities relating to the Tendered Securities.
(f)	Assignee agrees that the Successor Entities, Servicing Company, their counsel or any affiliate of any of them (i) is not obligated to provide and has not provided legal, tax or investment advice to the Assignee; and (ii) is not obligated to warn and has not warned the Assignee of any legal, tax, financial or other risks of this Assignment.
(g)	Assignee agrees that the Successor Entities and the Servicing Company make no representation with respect to the Assignment, other than that the information heretofore furnished to Assignee concerning owners of record of the Trust Interests and the Partnership Interests registered on the books and records of the appropriate Successor Entity is true and correct, and that (i) upon recordation of the Assignment as provided in Section 3, Assignee will be the owner of record of the Tendered Securities in accordance with the terms of the Successor Entity Agreements, and (ii) the Successor Entities will pay any Post-Closing Dividends as provided in Section 3. Neither the Successor Entities, the Servicing Company, their counsel nor any affiliate of any of them is making any representation or warranty as to the validity of the Assignment, its propriety under any law, the suitability of the security or any other matter; provided that nothing in this Section 5(g) shall relieve the Successor Entities of responsibility for the disclosures in the Successor Entity SEC Documents or the Successor Entities’ disclosures made pursuant to Rule 14e-2 under the Securities Exchange Act of 1934, as amended, including disclosures made on Schedule 14d-9, in respect of the Tender Offers (each a “Successor Entity Tender Offer Disclosure”).

6.       Indemnification. Assignee shall indemnify, defend and hold harmless the Successor Entities, the Trust Board members, the Trustee, the Manager, counsel to the Successor Entities, Magna Servicing LLC, NorthStar Life Services, LLC, and their respective affiliates (each, a “Primary SE Indemnitee”), and the respective attorneys, agents, representatives, contractors and servicers of each of them (each such person, a “Secondary SE Indemnitee,” and, together with Primary SE Indemnitees, the “SE Indemnitees”), harmless from and against any and all claims, losses, liabilities, costs, expenses, obligations and damages, including reasonable attorneys’ fees and disbursements, sustained, incurred or paid by an SE Indemnitee that: (i) would not have been sustained, incurred or paid if all the representations, warranties, agreements and covenants of Assignee in this Notice and Indemnity Agreement had been true, correct or duly performed; or (ii) relate to the Assignment or the actions contemplated by this Notice and Indemnity Agreement; provided that nothing in this subsection (ii) shall relieve any SE Indemnitee of liability for, and such SE Indemnitee shall not be entitled to indemnification with respect to, its own negligence, in the case of Secondary SE Indemnitees, or gross negligence, in the case of Primary SE Indemnitees, or willful misconduct, in the case of any SE Indemnity, or for any false or misleading statement in any Successor Entity SEC Document or for any false or misleading Successor Entity Tender Offer Disclosure.

(a)	If any claim is asserted or any action, suit or proceeding is commenced against an SE Indemnitee that may result in any liability or indemnity being imposed on Assignee, the Successor Entities shall exercise due diligence and reasonable business judgment in defending or settling the same and shall give notice thereof in writing to Assignee promptly following the assertion of the claim or commencement of the action, suit or proceeding. Upon the receipt of such notice, Assignee, at its own expense, may participate in the defense against such claim, action, suit or proceeding, any negotiations with respect thereto and take all such steps as may be necessary or proper therein. Such participation shall not be deemed to be an admission of liability to the SE Indemnitee or Assignee with respect to such matter. The SE Indemnitee shall have control of any defense or settlement, except that Assignee may assume and prosecute the defense, with counsel reasonably satisfactory to the SE Indemnitee, if Assignee does not agree to a settlement proposed by the SE Indemnitee and admit its potential liability to the SE Indemnitee hereunder with respect to such matter. Anything to the contrary herein notwithstanding, no SE Indemnitee shall settle any claim, action suit or proceeding with respect to which it is entitled to indemnification under this Section 6 without the written consent of Assignee, which consent shall not be unreasonably withheld.
(b)	Assignee’s indemnification obligations shall extend for the longest applicable stature of limitations period; provided that the obligation of Assignee to indemnify any Primary SE Indemnitee for reasonable attorneys’ fees and disbursements sustained, incurred or paid by such Primary SE Indemnitee with respect to any claim asserted or any action, suit or proceeding commenced against such Primary SE Indemnitee shall extend indefinitely.
(c)	Should an indemnification obligation under this provision arise, Assignee hereby expressly authorizes the Successor Entities to set-off such obligation against any distributions payable to Assignee pursuant to the Plan and remit same to the corresponding SE Indemnitee; provided that if Assignee shall contest in a writing delivered to the Successor Entities the entitlement of an SE Indemnitee to such indemnification, the Successor Entities shall not make such remittance and shall instead hold such distribution in escrow, separate and apart from other assets of the Successor Entities, until such time as the entitlement of such SE Indemnitee to indemnification is finally determined by a court of competent jurisdiction (and shall make a remittance thereof to Assignee if the SE Indemnitee is finally determined not to be entitled to such indemnification); provided further that any remittance made to an SE Indemnitee pursuant to this Section 6(c) shall be deemed in satisfaction of Assignee’s indemnification obligations hereunder.

7.       Further Assurances. At any time and from time to time after the date hereof, Assignee and the Successor Entities shall execute and deliver, upon written request, all such further documents and instruments and shall do and perform all such acts as may be reasonably necessary to give full effect to the intent of this Notice and Indemnity Agreement.

8.       Governing Law. This Notice and Indemnity Agreement shall be construed in accordance with and governed by the laws of the State of Texas.

9.       Multiple Counterparts; Electronic Delivery. This Notice and Indemnity Agreement may be executed in any number of counterparts; all such counterparts shall be deemed to constitute one and the same instrument and each of the said counterparts shall be deemed an original. Delivery of an executed counterpart of this Notice and Indemnity Agreement, by facsimile, electronic mail in portable document format (.pdf) or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Notice and Indemnity Agreement.

10.       Assignability; Binding Effect; Third Parties.

(a)	Except as otherwise set forth in this Notice and Indemnity Agreement, Assignee’s and the Successor Entities’ rights and obligations hereunder may not be assigned or delegated without the prior written consent of the other party. Subject to the preceding sentence, this Notice and Indemnity Agreement is binding upon and will inure to the benefit of Assignee, the Successor Entities, and each of their respective successors, assigns, heirs and legal representatives.
(b)	Except as otherwise set forth in this Notice and Indemnity Agreement, nothing in this Notice and Indemnity Agreement, whether express or implied, is intended to confer any rights or remedies arising from this Notice and Indemnity Agreement on any person other than Assignee, the Successor Entities and their respective successors or assigns, nor is anything in this Notice and Indemnity Agreement intended to relieve or discharge the obligation or liability of any third party to a party, nor shall any provision of this Notice and Indemnity Agreement give any third party a right of subrogation or action against any party.

11.       Definitions. Except as expressly defined herein, capitalized terms in this Notice and Indemnity Agreement shall have the meaning given them in the Plan or, in the case of ”Affiliate,” the Trust Agreement.

12.       Merger and Integration. This Notice and Indemnity Agreement along with its exhibits modifies and supersedes all other preceding agreements, oral or written, between the Assignee and the Successor Entities and constitutes the entire agreement of the parties regarding the subject matter hereto.

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IN WITNESS WHEREOF, the parties have executed this Notice and Indemnity Agreement as of the date first written above.

ASSIGNEE:

CFUNDS LIFE SETTLEMENT, LLC

By:
Name:
Title:

THE TRUST:

LIFE PARTNERS POSITION HOLDER TRUST

By:
	Name:	Michael J. Quilling
	Title:	Trustee

THE PARTNERSHIP:

LIFE PARTNERS IRA HOLDER PARTNERSHIP, LLC

By:
	Name:	Michael J. Quilling
	Title:	Manager